Filed pursuant to

Rule 424(b)(3)

Commission File No. 333-41422

PROSPECTUS SUPPLEMENT DATED JANUARY 18, 2001

(TO PROSPECTUS DATED SEPTEMBER 19, 2000)

2,281,720 Shares

COM21, INC.

Common Stock

This Prospectus Supplement supplements the Prospectus dated September 19, 2000 (the "Prospectus") of Com21, Inc. ("Com21") relating to the public offering, which is not being underwritten, and sale by certain shareholders of Com21 or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders) of up to 2,281,720 shares of Com21 common stock, par value $0.001 per share (the "Common Stock"), who received such shares in a private transaction in which Com21 acquired all of the ordinary shares of GADline, Ltd. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

SELLING SHAREHOLDER

Recently, Emanuel Gerard transferred 21,953 shares of Common Stock to Brown University, which transferee was not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by a shareholder of Com21 who was not specifically identified in the Prospectus as a Selling Shareholder, the percentage of outstanding shares of Com21 Common Stock this represents and the number of shares of Common Stock to be registered for sale hereby. The table also provides updated stock ownership information for certain Selling Shareholders who have sold some of their shares of Common Stock. The table of Selling Shareholders in the Prospectus is hereby amended to include Brown University as a Selling Shareholder and to update the stock ownership of certain Selling Shareholders.

Name of Selling Shareholder	Number of Shares Beneficially Owned	Percent of Outstanding Shares (1)	Number of Shares Registered for Sale Hereby (2)
Brown University	21,953	*	21,953
Gidon Tahan	248,728	1.01%	248,728
David Cohen	293,453	1.19%	293,453
Emanuel Gerard	21,954	*	21,954
Eric Singer	1,152	*	1,152
Bank of America FBO Eric Singer IRA	1,152	*	1,152
Nathan Low	24,056	*	24,056
Alexander Greenberg	4,198	*	4,198
Courses Investment in Technology Ltd.	96,819	*	96,819

___________________

* Represents beneficial ownership of less than one percent.
  Based on the number of shares outstanding on September 30, 2000.
  Assumes the sale of all shares of Com21 common stock offered by the Selling Shareholders. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Com21's outstanding shares of common stock.